Exhibit 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratio)

	For the years ended December 31,
	2010			2009			2008			2007			2006
Income from continuing operations before income taxes	$(73,991)		(2)	$332,339		(2)	$241,796		(2)	$167,107		(2)	$296,051		(2)
Add fixed charges:
Interest expense	115,481			114,307			135,177			155,864			161,890
Amortization of discount on convertible notes (1)	29,536			27,977			25,934			24,041			22,286
Amortization of debt issuance expense	5,944			5,589			7,896			7,209			7,278
Interest expense-special items	14,297		(2)	-			-			-			-
Interest portion of rent expense	20,926			23,049			25,157			23,794			22,459
Adjusted income from continuing operations	$112,193			$503,261			$435,960			$378,015			$509,964

Fixed charges:
Interest expense	$115,481			$114,307			$135,177			$155,864			$161,890
Amortization of discount on convertible notes (1)	29,536			27,977			25,934			24,041			22,286
Amortization of debt issuance expense	5,944			5,589			7,896			7,209			7,278
Interest expense-special items	14,297		(2)	-			-			-			-
Interest portion of rent expense	20,926			23,049			25,157			23,794			22,459
Fixed charges	$186,184			$170,922			$194,164			$210,908			$213,913

Ratio of earnings to fixed charges(3)	-	x		2.9	x		2.2	x		1.8	x		2.4	x

(1)	See the “Debt” note of the Notes to Consolidated Financial Statements.
(2)
Certain of the Company’s debt agreements and indentures provide for the exclusion of various special charges/(credits) from applicable financial covenant coverage calculations.  The following listing of charges/(credits), which are included in the Company’s income from continuing operations before income taxes, includes certain of these excludable charges/(credits) for the years ended December 31 (in thousands):

	2010	2009	2008	2007	2006
Restructuring and other related charges (a)	$27,927	$29,155	$35,784	$27,883	$29,562
Settlement, litigation and other related charges (b)	113,709	77,449	99,267	42,516	125,128
Goodwill and other asset impairment charges (c)	113,512	-	-	-	-
Separation, benefit plan termination and related costs (d)	64,760
Other expense (b)(e)(f)(g)(a)	87,316	5,893	6,445	17,193	39,858
Total - non-interest expense special items	$407,224	$112,497	$141,496	$87,592	$194,548

Interest expense special items (d)	$14,297	$-	$-	$-	$-

(a) See the "Restructuring and Other Related Charges" note of the Notes to Consolidated Financial Statements.
(b) See the "Commitments and Contingencies" note of the Notes to the Consolidated Financial Statements.
(c) See the "Goodwill and Other Intangible Assets" note of the Notes to the Consolidated Financial Statements.
(d) See the "Separation, Benefit Plan Termination and Related Costs" note of the Notes to the Consolidated Financial Statements.
(e) See the "Debt" note of the Notes to the Consolidated Financial Statements.
(f) See the "Acquisitions" note of the Notes to the Consolidated Financial Statements.
(g) See the "Stock-Based Compensation" note of the Notes to Consolidated Financial Statements.

For the 2007 and 2006 years data, see the respective note in that years consolidated financial statements for additional information on the nature of the charge reflected above.

(3)
The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.  Due to the registrant’s loss (including the charges/(credits) above) in the year ended December 31, 2010, the ratio coverage was less than 1:1.  The registrant would have needed to generate additional earnings of $73,991 to achieve a coverage of 1:1 in the year ended December 31, 2010.